Exhibit 21.1

THE GREENBRIER COMPANIES, INC.

LIST OF SUBSIDIARIES

As of August 31, 2014

Name	State of Incorporation	Names Under Which Does Business (if other than registered name)
Alliance Castings Company, LLC	DE
Autostack Company LLC	OR
Brandon Railroad LLC	OR
Green Union Holdings I LLC	OR
Green Union I Trust	DE
Green Union II Trust	DE
Green Union III Trust	DE
Greenbrier MUL Holdings I LLC	OR
MUL Greenbrier, LLC	DE
Greenbrier Europe B.V.	Netherlands
Greenbrier Germany GmbH	Germany
Greenbrier – GIMSA, LLC	OR
Greenbrier Leasing Company LLC	OR	Greenbrier Intermodal
Greenbrier Leasing Limited	Nova Scotia, Canada
Greenbrier Leasing Limited Partner, LLC	DE
Greenbrier Leasing, L.P.	DE
Greenbrier Management Services, LLC	DE	CIT Rail Services
Greenbrier Rail Holdings I, LLC	OR
Greenbrier Rail Holdings II, LLC	OR
Greenbrier Rail Holdings III, LLC	OR
Greenbrier Rail Services Canada Inc	Ontario, Canada
Greenbrier Rail Services Tierra Blanca S.A. de C.V.	Mexico
Greenbrier Railcar Leasing, Inc.	WA
Greenbrier Railcar LLC	OR
Greenbrier-Concarril, LLC	DE
Gunderson-Concarril S.A. de C.V.	Mexico
Greenbrier S.A. de C.V.	Mexico
Gunderson – GIMSA S. A. de C.V.	Mexico
Gunderson LLC	OR
Gunderson Marine LLC	OR
Gunderson Rail Services LLC	OR	American Hydraulics GMO Parts Greenbrier Rail Services YSD Industries Greenbrier Castings
Gunderson Specialty Products, LLC	DE
Meridian Rail Acquisition Corp.	OR	Greenbrier Rail Services
Meridian Rail Holdings Corp.	OR
Meridian Rail Mexico City Corp.	OR
Mexico Meridian Rail Services, S.A. de C.V.	Mexico
Ohio Castings Company, LLC	DE
WagonySwidnica S.A.	Poland
YSD Doors, S.A. de C.V	Mexico
Zaklad Naprawczy Taboru Kolejowego Olawa sp. z o.o.	Poland
Zaklad Naprawczy Transportu Kolejowego Siarkopol Sp Zoo	Poland
GBW Rail Services Holdings, L.L.C.	DE
GBW Railcar Services, L.L.C.	DE